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Exhibit 11 - Statement of Earnings (Loss) Per Share Computation.

                                                  Year Ended June 30,

                                               1995                1996

Weighted average number of
Common shares outstanding                   11,428,486           14,908,904
                                           ===========          ===========

Net Loss                                   $(1,645,750)         $(2,451,697)

Cumulative Preferred Dividends             $  (503,874)         $  (954,300)
                                           ------------         ------------

Loss Applicable to Common Shares           $(2,149,624)         $(3,405,997)


Loss Per Common Share                      $      (.19)         $      (.23)
                                           ============         ============


Note: No exercise of stock options, purchase rights, stock purchase warrants, or conversion of Preferred Stock and cumulative preferred dividends was assumed because the exercise of such securities would be anti-dilutive.